Form N-SAR,
Sub-Item 77I
Terms of new or amended securities

Nuveen Texas Quality Income Municipal Fund
811-06384

The Registrant has added a new series of the preferred share class, as stated in the Statement Establishing and Fixing the Rights and Preferences of Institutional MuniFund Term Preferred Shares, containing a description of the securities. A copy of such Statement is attached to the N-SAR filing for the Registrant under Sub-Item 77Q1(a) and it is herewith incorporated by reference to Sub-Item 77I.